UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 19, 2008

eLOYALTY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27975	36-4304577
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 North Field Drive, Suite 250, Lake Forest, Illinois	60045
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 582-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2008, the Compensation Committee of the Board of Directors of eLoyalty Corporation (the “Committee”) approved further modifications in respect of eligibility criteria and the Salary Adjustment and Stock Grant Percentages applicable to Participants at the Vice President level and above. In the case of changes made to the Salary Adjustment and Stock Grant Percentages, such modifications were authorized to be retroactively effective as of January 1, 2008. On October 12, 2007, the Committee approved the modification of the Salary Replacement Program, with a new “Effective Period” from November 1, 2007 until December 31, 2008. The Board had originally adopted the 2006/2007 Salary Replacement Program on November 8, 2006, to be effective December 1, 2006 through the end of 2007. Pursuant to this Program, the Company’s executive officers and certain other employees receive periodic grants of unrestricted eLoyalty common stock (subject to Compensation Committee approval of each grant) in exchange for specified reductions in the cash salaries otherwise payable to those individuals. A copy of the current program is included as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In addition, on February 13, 2008, the Board of Directors announced the following individuals will serve as the executive officers of the Company: Kelly D. Conway, President and Chief Executive Officer of the Company; Steven C. Pollema, Vice President, ICS/CRM Business Unit; Christopher B. Min, Vice President and Chief Financial Officer; and Steven H. Shapiro, Vice President, General Counsel and Corporate Secretary. Karen Bolton and Christopher J. Danson remain with the Company as Vice Presidents as part of eLoyalty’s Behavioral AnalyticsTM Business Unit, but will no longer serve as executive officers. Previously, Ms. Bolton was Vice President, Client Services and Mr. Danson was Vice President, Delivery.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	eLoyalty Corporation 2006/2007 Salary Replacement Program (as Amended and Restated as of February 13, 2008).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eLOYALTY CORPORATION

Date: February 19, 2008	By:	/s/ STEVEN SHAPIRO
Steven Shapiro
Vice President, General Counsel & Corporate Secretary

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